Exhibit 99.1

For Immediate Release

SOLO CUP ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

HIGHLAND PARK, Ill., November 16, 2006—Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced its third quarter 2006 financial results.

For the thirteen weeks ended October 1, 2006, the Company reported net sales of $620.7 million, versus $620.3 million, as restated, for the thirteen weeks ended October 2, 2005. This modest increase in net sales reflects an increase in average realized sales price, partially offset by lower sales volumes. The increase in average realized sales price reflects price increases implemented over the past year in response to higher paper and resin costs. The volume decrease reflects general industry trends as well as the effects of competitive pressure in the marketplace.

Gross profit for the thirteen weeks ended October 1, 2006, was $66.9 million, a decrease of $25.7 million from the comparable period in 2005 as restated. This decrease reflects both increased raw material and transportation costs. Selling, general and administrative expenses were $64.0 million for the thirteen weeks ended October 1, 2006, versus $64.9 million, as restated, for the thirteen weeks ended October 2, 2005. During the third quarter, the Company negotiated the sale of its Japanese dairy assets, which is expected to generate net proceeds of approximately $6 million, and expects to complete the transaction before the end of the year. In conjunction with this pending sale, a $5.2 million asset impairment charge was recognized during the quarter in selling, general and administrative expense related to the assets being sold.

For the thirty-nine weeks ended October 1, 2006, the Company reported a net loss of $339.3 million, versus a net loss of $13.5 million, as restated, for the comparable period in 2005. The 2006 loss reflects a non-cash charge of $228.5 million for the impairment of goodwill and a non-cash charge of $112.8 million to income tax expense to increase the valuation allowance for deferred tax assets. The goodwill impairment charge reflects the results of a previously announced valuation test performed as of July 2, 2006 which was initiated based on a combination of factors, including continued net losses and significant increases in raw material and petroleum prices.

Commenting on the Company’s third-quarter results, Robert M. Korzenski, Chief Executive Officer, said: “Our results were impacted by a continued challenging industry environment, increased raw material costs and isolated inventory management issues. While we have seen some relief in certain raw material costs, we expect the challenging business environment to continue for the remainder of the year. We intend to address these economic, competitive and operational issues by improving our manufacturing and supply chain efficiencies, decreasing our selling, general and administrative expenses and optimizing our sales and marketing organization. Through these efforts, we expect to position the business to meet competitive industry challenges, improve our overall financial performance, and create value for our investors in 2007 and beyond.”

Based on the Company’s performance year-to-date, the Company currently expects to generate net sales of between $600 million and $650 million for the fourth quarter of 2006. Operating income is expected to increase slightly versus the third quarter of 2006 due primarily to moderating raw material costs. Cash flow from operations is also expected to be positively impacted by moderating raw material costs, as well as a reduction in inventory levels. Capital expenditures are expected to be approximately $10 million for the fourth quarter.

In addition, during the balance of the year, the Company intends to quickly implement the previously announced initiatives designed to reduce costs and improve manufacturing efficiencies. Mr. Korzenski stated, “The independent consulting firm that we engaged during the third quarter has completed its diagnostic work in the supply chain/operations area, and implementation of the plan developed as a result of that work is under way. In addition, we have expanded the scope of the project being led by our consulting firm to address commercial optimization and general and administrative expenses. Based on this diagnostic, by year end we expect to launch an integrated performance improvement program that will be designed to impact all key value levers, accelerate the Company’s turnaround and ensure sustainability.”

The Company will host a conference call beginning at 8:00 a.m. Central time on Thursday, November 16, 2006, to discuss its third quarter financial results. The conference call may be accessed by dialing 1-800-621-5169. A replay will be available for one week after the call by dialing 1-800-633-8284 passcode 21308556.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, any material weaknesses in our internal control over financial reporting that are not remedied effectively, the impact of our significant debt on our financial health and operating flexibility, the impact of any legal or regulatory proceedings as a result of our restatement of our consolidated financial statements, the ability of the Company to effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent

Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K/A for the fiscal year ended January 1, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 312-577-1753	Richard Ryan, 847-579-3603
achaplin@digcommunications.com	richard.ryan@solocup.com

Schedule A

SOLO CUP COMPANY

Consolidated Statements of Operations

(Unaudited, in thousands)

	Thirteen weeks ended October 1, 2006	Thirteen weeks ended October 2, 2005	Thirty-nine weeks ended October 1, 2006	Thirty-nine weeks ended October 2, 2005
		(As restated)		(As restated)
Net sales	$620,682	$620,253	$1,858,215	$1,814,292
Cost of goods sold	553,817	527,648	1,645,541 (1)	1,593,448

Gross profit	66,865	92,605	212,674	220,844
Selling, general and administrative expenses	63,987	64,860	204,911	192,583
Impairment of goodwill	—	—	228,537	—
Loss (gain) on sale of property, plant and equipment	1,325	(7,086)	3,132	(6,691)

Operating income (loss)	1,553	34,831	(223,906)	34,952
Interest expense, net	22,964	18,283	65,353	53,565
Foreign currency exchange (gain) loss, net	(654)	(135)	(4,364)	2,709
Other income, net	(594)	(12)	(91)	(183)

(Loss) income before income taxes and minority interest	(20,163)	16,695	(284,804)	(21,139)
Income tax (benefit) provision	(375)	7,687	54,503	(7,243)
Minority interest	—	(460)	—	(409)

Net (loss) income	$(19,788)	$9,468	$(339,307)	$(13,487)

(1)	Cost of goods sold for the thirty-nine weeks ended October 1, 2006 includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the Company’s accounting estimates, offset by a $22.1 million credit for the curtailment gains related to negotiated changes in postretirement benefits for certain active employees.

The following table reconciles adjusted EBITDA (non-GAAP measure) to net (loss) income (GAAP measure):

(Unaudited, in thousands)	Thirteen weeks ended October 1, 2006	Thirteen weeks ended October 2, 2005	Thirty-nine weeks ended October 1, 2006	Thirty-nine weeks ended October 2, 2005
		(As restated)		(As restated)
Net (loss) income (GAAP measure)	$(19,788)	$9,468	$(339,307)	$(13,487)
Interest expense, net	22,964	18,283	65,353	53,565
Income tax (benefit) provision	(375)	7,687	54,503	(7,243)
Depreciation and amortization	24,770	26,021	75,320	77,777

EBITDA (non-GAAP measure)	27,571	61,459	(144,131)	110,612
Goodwill impairment charge	—	—	228,537	—
Asset impairment	5,393	538	7,933	538
Loss (gain) on sale of property, plant and equipment	1,325	(7,086)	3,132	(6,691)
Spare parts and finished goods inventory valuation (1)	—	—	9,766	—
Postretirement benefit curtailment	—	—	(22,067)	—
Restructuring and integration expense, including severance	—	7,790	10,831	21,066
Other expenses (2)	3,062	—	11,408	—
Minority interest	—	(460)	—	(409)
Foreign currency exchange (gain) loss	(654)	(135)	(4,364)	2,709
Other expense, net	(594)	(12)	(91)	(183)

Adjusted EBITDA (non-GAAP measure)	$36,103	$62,094	$100,954	$127,642

(1)	Includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the Company’s accounting estimates.
(2)	Includes charges related to the implementation of an order management system, legal expenses related to resolution of contractual disputes arising from the Sweetheart acquisition, expenses related to the accounting restatement and certain other professional fees.

Adjusted EBITDA and adjusted EBITDA, as restated, are not measures of financial performance under GAAP and should not be considered alternatives to net loss or net loss, as restated, or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. Adjusted EBITDA and adjusted EBITDA, as restated, are presented to provide a view to measures similar to those used for pricing under the terms of our First and Second Lien Credit Facilities and to those used in evaluating our compliance with certain covenants under our First and Second Lien Credit Facilities and the indenture governing our 8.5% senior subordinated notes. They are also used as a metric to determine certain components of management compensation.